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Exhibit 99.1

[COGENT COMMUNINCATIONS LOGO]
FOR IMMEDIATE RELEASE
Cogent Public Relations Contacts:
For Cogent:	Jeff Henriksen (202) 550-5493 jhenriksen@cogentco.com	On Behalf of Cogent:	Kristin Duskin-Gadd (828) 684 2434 kdg@interprosepr.com

Cogent Acquires Carrier1 Network Assets in Germany

Cogent to Offer High Quality, Low Price Internet Service in Over 55 Markets Throughout Europe

[Washington, D.C., March 31, 2004]—Cogent Communications Group, Inc. (AMEX: COI), a multinational Tier One, optical Internet service provider, announced today that it has acquired rights to the dark fiber and other network assets that were once part of Carrier1 International S.A., through a merger with Symposium Omega, Inc., which had raised $19.5 million from investors and acquired rights to this network. Symposium Omega acquired the network from GLH GmbH, a German company that purchased the assets directly from Carrier1 after Carrier1 filed for insolvency in Germany. As a result of the acquisition, Cogent will add 14 German markets to its Pan-European network including, Berlin, Hamburg, Frankfurt and Munich, making Cogent's one of the largest network footprints in the region.

"The Carrier1 network is a perfect complement to our acquisitions of LambdaNet France and LambdaNet Spain that took place in January," said Dave Schaeffer, CEO Cogent Communications. "Now that our footprint is essentially complete in Europe, we will focus all our energy on capturing market share with our compelling combination of high quality data transit and transport services at prices that no other provider can match."

"To date, we have been very effective in picking up assets and customers at pennies on the dollar, and the Carrier1 acquisition is no exception," said Helen Lee, Cogent's Chief Financial Officer. "Our ability to attract new customers based on our price points and quality of service has added maximum value to the assets we acquire."

Cogent has already connected LambdaNet France and Spain to its U.S. based network and is completing the consolidation of all traffic to one Autonomous System number. U.S. customers have already been consolidated to AS174. Consolidation to one AS means no network hops for Internet traffic traveling anywhere on the Cogent network whether it is European- or American-bound.

Over the next few weeks, Cogent plans to finalize and launch its complete European product set on its website located at www.cogentco.com.

About Cogent Communications
Cogent Communications (AMEX: COI) is a multinational, Tier 1 ISP. Its facilities based, all-optical network delivers ultra-high speed Internet access and transport services to service providers and businesses in major metropolitan areas across North America and Europe.

Since opening its doors in 1999, Cogent's elusive combination of high quality, reliable bandwidth at the lowest prices available has resulted in Cogent's climb to be one of today's top ISP's, carrying approximately 10% of the world's Internet traffic across its network.

Cogent's focus on a simplified product set has enabled Cogent to offer the lowest priced, highest quality bandwidth in existence today. Cogent delivers dedicated, non-oversubscribed bandwidth in sizes ranging from 500 Kbps to multiple wavelengthes in buildings connected to Cogent's network, including colocation centers across Europe, the United States and Canada. These connections are delivered over Cogent's 80 Gbps backbone, making Cogent's network the largest of its kind.

Cogent has made several significant acquisitions recently, including the majority of U.S. operations of PSINet, LambdaNet France, LambdaNet Spain, and now the German part of the Carrier1 network. Cogent now has a presence in over 80 metropolitan markets and owns over 50 colocation centers connected to its network.

Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent's registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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  Exhibit 99.1